SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 28, 2012

NYTEX ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	53915	84-1080045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12222 Merit Drive, Suite 1850

Dallas, Texas 75251
(Address of principal executive office)

972-770-4700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Compensatory Arrangements of Certain Officers.

2013 Equity Incentive Plan

The Board of Directors (the “Board”) of NYTEX Energy Holdings, Inc. (“NYTEX,” or the “Company”) has adopted the 2013 Equity Incentive Plan (the “Plan”).  This Plan is intended to encourage ownership of  NYTEX common stock by officers, employees, consultants, and directors of the Company and its affiliates and to provide additional incentive for them to promote the success of the Company’s business.  The Plan allows for the grant of equity based awards including non-statutory stock options, incentive stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, or any other type of award permitted under the Plan.  The Plan is also intended to be an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) to the extent incentive options are granted.  No incentive stock options can be granted under the Plan unless the Plan is approved by the Company’s stockholders within twelve (12) months of the effective date of approval of the Plan by the Board.

Unless the Plan is terminated earlier, the Plan will terminate on the earlier of the date when all shares reserved for issuance have been issued or the 10th anniversary of the effective date of approval of the Plan by the Board.   Awards granted pursuant to the Plan within such period will not expire solely by reason of the termination of the Plan.

An aggregate of 20,000,000 shares of NYTEX common stock have been reserved for issuance under the Plan.  Shares issued pursuant to the Plan may be either authorized but unissued common shares or common shares held by the Company in its treasury.

The Plan provides for administration by a Compensation Committee of the Board of Directors, but, subject to the requirements of Code Section 162(m), any of the powers and responsibilities assigned to the Compensation Committee under the Plan can be exercised by the Board.  A copy of the Plan is attached hereto as Exhibit 10.1.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 10.1                              2013 Equity Incentive Plan of NYTEX Energy Holdings, Inc.

Exhibit 10.2                              Form of Nonqualified Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2013	NYTEX ENERGY HOLDINGS, INC.

/s/ Bryan A. Sinclair
Bryan A. Sinclair,
Vice President and CFO